KINGOLD JEWELRY REPORTS RECORD UNAUDITED

FISCAL 2012 FIRST QUARTER FINANCIAL RESULTS

Company to Hold Conference Call with Accompanying Slide Presentation

On May 10, 2012, at 8:30 a.m. ET

WUHAN CITY, China, May 9, 2012 -- Kingold Jewelry, Inc. (NASDAQ: KGJI), one of China's leading manufacturers and designers of high quality 24-karat gold jewelry, ornaments and investment-oriented products, today announced financial results for the first quarter ended March 31, 2012, highlighted by double-digit percentage growth in revenue and net income year-over-year.

Mr. Zhihong Jia, Chairman and CEO of Kingold, stated, “We continued to see strong growth in our sales volume during the first quarter of 2012, particularly from our investment gold business. We continue to gradually shift resources to support demand from our bank partners, and were pleased that this has helped serve as a new driver for sales. We are now distributing products from the investment gold business to several provinces and municipal locations throughout China, including Beijing, Hubei, Jiangsu, Jiangxi, Liaoning, Zhejiang, Henan and Sichuan. In our jewelry business, we have continued to build upon and expand our customer base over the past year, with new clients including Harbin Hengyuan Gold Corp, Hangzhou Xingya Jewelry, Wuxi Yinglou and Datong Jintai Jewelry. We were also pleased to receive a AAA credit rating from the Gems & Jewelry Trade Association of China, which we feel is a testament to our reputation in China’s jewelry industry and strong financial position. We feel that the long-term demand drivers in the jewelry business, such as a rising middle class, growing disposable income and culture (weddings and child births) will continue to provide stable growth for the Company.”

2012 First Quarter Operational and Financial Review

•	In the first quarter of 2012, Kingold processed approximately 8.84 metric tons [one metric ton = 35,274 ounces] of 24-karat gold products, an increase of 17.6% over the 7.52 metric tons processed in the first quarter of 2011. In the first quarter Kingold processed approximately 970,000 pieces of jewelry, gold bars and coins, with the majority being necklaces and rings (roughly 250,000 pieces for each category).
•	The Company reported revenues for the 2012 first quarter of $225.0 million, an increase of 42.6% from $157.7 million in the first quarter of 2011. The increase in net sales was primarily driven by increased branded production as well as by the increase in the price of gold. Of the $67.3 million increase in net sales, approximately $35.3 million was attributable to increased branded production and approximately $25.2 million to the increase in the price of gold and the remaining is due to the gain from exchange rate fluctuations.
•	The Company expects a higher percent of its revenue in future quarters to be derived from its investment gold business, which generated incremental $9.9 million of revenue in the first quarter of 2012. The Company’s investment gold consists of products such as gold coins, bars and certain gold gift products, which are sold to individual branch locations under that bank’s specific brand. The Company typically expects a higher margin from its investment gold products than its branded jewelry and ornament production.

Kingold Jewelry, Inc.	Page 2
May 9, 2012

•	Gross profit for the 2012 first quarter was $11.6 million, an increase of 29.0% from $9.0 million in the prior-year period. The Company’s gross margin for the period was 5.1% compared to 5.7% from the prior year period. Gross margin was lower for the period primarily because gold prices increased nearly 9% while the Company could not raise its processing fee proportionally. However, Kingold’s gross margin improved over the gross margin of 4.1% reported in the fourth quarter of 2011. The fourth quarter gross margin was affected by a shift in product mix (more branded production) and initial costs involved with ramping up the Company’s investment gold business.
•	The Company reported net income attributable to Kingold shareholders for the first quarter of 2012 of $7.3 million, or $0.13 per diluted share based on 54.4 million weighted average diluted shares outstanding, compared to net income of $5.3 million, or $0.11 per diluted share based on 49.7 million weighted average diluted shares outstanding, in the prior-year period.

Balance Sheet and Cash Flow Highlights

(in millions except for percentages)	3/31/2012	12/31/2011	% Change
Cash and Cash Equivalents	$3.0	$8.8	(66%)
Inventories (gold)	122.9	108.1	13.7%
Working Capital	121.7	113.4	7.4%
Short Term Loan	6.3	6.3	0%
Total Long-term Debt	0	0	N/A
Stockholders’ Equity	135.0	127.0	6.3%

Kingold’s net cash from operating activities can fluctuate significantly due to changes in inventories (principally gold). Other factors that may vary significantly include our accounts payable, purchases of gold and income taxes. The Company expects the net cash that it generates from operating activities to continue to fluctuate as its inventories, receivables, accounts payables and the other factors described above change with increased production and the purchase of larger quantities of raw materials (gold).

Market and Business Outlook

Despite the fluctuation in gold prices, China’s gold consumption remained very strong in the first quarter of 2012. According to statistics from the Hong Kong Census and Statistics Department from May 2012, in the first quarter Hong Kong alone exported 135.5 metric tons of gold into mainland China, five times more than in the same period from last year. China is widely expected to overtake India as the world’s largest gold market in 2012.

The Company reaffirms its 2012 guidance that sales volume will be approximately 35 tons. This guidance is based solely on our current organic growth projections. Kingold expects its second quarter sales volume to continue the momentum and growth seen in the first quarter.

Kingold Jewelry, Inc.	Page 3
May 9, 2012

Chairman Jia concluded, "We have been very pleased with the development over the past six months, as we have begun to shift our resources towards growing the investment gold business. We expect this segment to continue to grow as a percentage of our revenues in coming periods. We continue to closely monitor gold price fluctuations globally, but were pleased to see stable pricing throughout the first quarter. We continue to feel that population growth, a rising middle class, and a trend towards risk-averse investment in gold will continue to drive China’s gold demand for the immediate and long-term future to the benefit of Kingold. We remain confident about the long-term growth prospects for the investment gold market and 24-karat gold jewelry in China and look forward to continuing to develop our new products and distribution abilities throughout the country. We have maintained a healthy balance sheet, are debt-free, and remain wholly focused on expanding our operations.”

Conference Call

Kingold will discuss these results in a conference call tomorrow morning (May 10, 2012) at 8:30 a.m. ET.

The dial-in numbers are:

Live Participant Dial In (Toll Free):	877-407-0778
Live Participant Dial In (International):	201-689-8565

The conference call will also be webcast live. To listen to the call, please go to the Investor Relations section of Kingold’s website at www.kingoldjewelry.com, or click on the following link:

http://www.investorcalendar.com/IC/CEPage.asp?ID=168420.

The Company will also post an accompanying slide presentation available in PDF format on its homepage prior to the conference call.

About Kingold Jewelry, Inc.

Kingold Jewelry, Inc. (NASDAQ: KGJI), centrally located in Wuhan City, China's fourth largest city, was founded in 2002 and today is one of China's leading designers and manufacturers of 24-karat gold jewelry, ornaments and investment-oriented products. The Company sells both directly to retailers as well as through major distributors across China. Kingold has received numerous industry awards and has been a member of the Shanghai Gold Exchange since 2003. For more information, please visit www.kingoldjewelry.com.

Business Risks and Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. In addition, please refer to the risk factors contained in Kingold's SEC filings available at www.sec.gov, including Kingold's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Kingold undertakes no obligation to update or revise any forward-looking statements for any reason.

Kingold Jewelry, Inc.	Page 4
May 9, 2012

Company Contact

Kingold Jewelry, Inc.

Bin Liu, CFO

Phone: +1-847-660-3498 (US) / +86-27-6569-4977 (China)

Email: bl@kingoldjewelry.com

INVESTOR RELATIONS
The Equity Group Inc. Adam Prior, Vice President (212) 836-9606 aprior@equityny.com	Katherine Yao, Account Executive +86 10-6587-6435 kyao@equityny.com

###

Kingold Jewelry, Inc.	Page 5
May 9, 2012

KINGOLD JEWELRY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(IN US DOLLARS)
(UNAUDITED)

	For the three months ended March 31,
	2012	2011

NET SALES	$224,967,394	$157,712,467

COST OF SALES
Cost of sales	(213,102,255)	(148,461,128)
Depreciation	(297,788)	(285,207)
Total cost of sales	(213,400,043)	(148,746,335)

GROSS PROFIT	11,567,351	8,966,132

OPERATING EXPENSES
Selling, general and administrative expenses	1,058,342	1,154,032
Stock compensation expense	356,439	122,500
Depreciation	33,420	31,914
Amortization	2,996	2,873
Total Operating Expenses	1,451,197	1,311,319

INCOME FROM OPERATIONS	10,116,154	7,654,813

OTHER INCOME (EXPENSES)
Interest expense	(111,136)	(83,648)
Total Other Expenses, net	(111,136)	(83,648)

NET INCOME BEFORE PROVISION FOR INCOME TAXES	10,005,018	7,571,165

PROVISION FOR INCOME TAXES	(2,691,006)	(2,025,604)

NET INCOME	$7,314,012	$5,545,560
Less: net income attribute to the noncontrolling interest	-	(253,403)

NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$7,314,012	$5,292,157

OTHER COMPREHENSIVE INCOME
Total foreign currency translation gains	352,704	656,149
Less: foreign currency translation gains
attributable to noncontrolling interest	-	(15,509)
Foreign currency translation gains
attributable to common stockholders	352,704	640,640

COMPREHENSIVE INCOME	$7,666,716	$5,932,797

Earnings per share
Basic	$0.14	$0.11
Diluted	$0.13	$0.11
Weighted average number of shares
Basic	53,107,343	48,249,588
Diluted	54,358,067	49,724,008

Kingold Jewelry, Inc.	Page 6
May 9, 2012

KINGOLD JEWELRY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN US DOLLARS)
(UNAUDITED)

	March 31,	December 31,
	2012	2011

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$2,954,410	$8,810,173
Accounts receivable	363,510	896,949
Inventories	122,865,734	108,088,420
Other current assets and prepaid expenses	340,486	72,333
Value added tax recoverable	5,093,005	4,750,847
Total Current Assets	131,617,145	122,618,722

PROPERTY AND EQUIPMENT, NET	12,632,290	12,942,902

OTHER ASSETS
Other assets	153,336	153,102
Intangible assets, net	513,328	515,543
Total other assets	666,664	668,645
TOTAL ASSETS	$144,916,099	$136,230,269

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Short term loan	$6,353,270	$6,343,578
Other payables and accrued expenses	678,874	870,454
Income tax payable	2,696,367	1,451,929
Other taxes payable	162,154	562,027
Total Current Liabilities	9,890,665	9,227,988

COMMITMENTS AND CONTINGENCIES	-	-

EQUITY
Preferred stock, $0.001 par value, 500,000 shares
authorized, none issued or outstanding
as of March 31, 2012 and December 31, 2011	-	-
Common stock $0.001 par value, 100,000,000 shares
authorized, 53,107,343 shares issued and outstanding
as of March 31, 2012 and December 31, 2011	53,108	53,108
Additional paid-in capital	56,084,448	55,728,009
Retained earnings
Unappropriated	67,250,131	59,936,120
Appropriated	967,543	967,543
Accumulated other comprehensive income	10,670,204	10,317,501
Total Equity	135,025,434	127,002,281

TOTAL LIABILITIES AND EQUITY	$144,916,099	$136,230,269

Kingold Jewelry, Inc.	Page 7
May 9, 2012

KINGOLD JEWELRY, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(IN US DOLLARS)
(UNAUDITED)

	For the three months ended March 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$7,314,012	$5,545,560
Adjusted to reconcile net income to cash used in
Operating activities:
Depreciation	331,208	317,121
Amortization of intangible assets	2,996	2,873
Share based compensation	356,439	122,500
Changes in operating assets and liabilities
(Increase) decrease in:
Accounts receivable	533,746	959,184
Inventories	(14,583,108)	(25,666,030)
Other current assets and prepaid expenses	(255,292)	61,844
Deferred offering costs	-	666,364
Value added tax recoverable	(334,233)	(2,695,585)
Increase (decrease) in:
Other payables and accrued expenses	(203,998)	(713,329)
Income tax payable	1,239,750	(167,321)
Other taxes payable	(399,935)	(473,637)
Net cash used in operating activities	(5,998,415)	(22,040,456)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(1,476)	(39,500)
Net cash used in investing activities	(1,476)	(39,500)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from stock issuance in public offering	-	20,144,255
Net proceeds from exercise of warrants	-	49,800
Net cash provided by financing activities	-	20,194,055

EFFECT OF EXCHANGE RATES ON CASH & CASH EQUIVALENTS	144,129	(6,264)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(5,855,763)	(1,892,166)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	8,810,173	9,151,536

CASH AND CASH EQUIVALENTS, END OF PERIOD	$2,954,410	$7,259,370

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid for interest expense	$117,302	$84,750
Cash paid for income tax	$1,450,421	$2,192,925